UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2015

Carey Watermark Investors Incorporated
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

000-54263 (Commission File Number)	26-2145060 (IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY (Address of Principal Executive Offices)	10020 (Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On March 24, 2015, and effective as of the same date, the Board of Directors of Carey Watermark Investors Incorporated (the “Company”) appointed Mr. Hisham A. Kader as the Company’s Chief Financial Officer. Upon his appointment, Ms. Catherine D. Rice resigned from her role as Chief Financial Officer of the Company. Ms. Rice will remain a Managing Director of the Company.

Mr. Kader, age 45, has served as Chief Accounting Officer of the Company since March 2012. He has also served as Chief Financial Officer and Chief Accounting Officer of Carey Watermark Investors 2 Incorporated, an affiliate of the Company, since February 2015 and May 2014, respectively. Mr. Kader has served as Chief Accounting Officer of W. P. Carey Inc. (“WPC”), the indirect parent of the Company’s advisor, and Corporate Property Associates 17 – Global Incorporated since March 2012, and of Corporate Property Associates 18 – Global Incorporated since September 2012, each of which is an affiliate of the Company. Before joining WPC in June 2011, Mr. Kader served as a Director in the Transaction Services practice at PricewaterhouseCoopers LLP (“PwC”). He joined PwC in 1997 in New York and subsequently spent six years at their offices in Sydney and Brussels, during which time he specialized in advisory services focusing on mergers and acquisitions, capital raising transactions, finance effectiveness and accounting standards conversions. He is a Certified Public Accountant licensed in the state of New York. Mr. Kader holds a B.E. in Electronics and Communication Engineering from the Manipal Institute of Technology in India, an M.B.A. in Finance from the University of Illinois at Urbana-Champaign and an M.S. in Accounting from Pace University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors Incorporated

By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director

Date:  March 26, 2015